dateYear2007Day27Month7lstransJuly 27, 2007

Securities and Exchange Commission
addressStreet100 F Street, N.E.
placeCityWashington, StateDC PostalCode20549

Commissioners:

We have read the statements made by MFS Intermediate High Income Fund (the "Fund", formerly known as Colonial Intermediate High Income Fund) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-SAR, as part of the Fund's Form N-SAR report for the period ended dateYear2007Day31Month5lstransMay 31, 2007. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,



PricewaterhouseCoopers LLP

On dateYear2007Day29Month6lstransJune 29, 2007, PricewaterhouseCoopers LLP ("PwC") resigned as the independent registered public accounting firm for the Trust. During the two most recent fiscal years, PwC's audit reports contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principles. Further, in connection with its audits for the two most recent fiscal years and through dateYear2007Day29Month6lstransJune 29, 2007, there were no disagreements between the Trust and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such years. Effective dateYear2007Day29Month6lstransJune 29, 2007, Ernst & Young LLP was appointed by the audit committee of the Board of Trustees as the independent registered public accounting firm of the Trust for the fiscal year ended dateYear2007Day30Month11lstransNovember 30, 2007.